UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 20, 2009

FEDERAL HOME LOAN BANK OF BOSTON

(Exact name of registrant as specified in its charter)

Federally chartered corporation	000-51402	04-6002575
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 Huntington Avenue

Boston, MA 02199

(Address of principal executive offices, including zip code)

(617) 292-9600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 20, 2009, the board of directors (the Board) of the Federal Home Loan Bank of Boston (the Bank) declared certain individuals elected in the Bank’s 2009 election of directors with each term beginning January 1, 2010. The Board is comprised of member directors and independent directors, which is explained under Item 10—Directors, Executive Officers, and Corporate Governance of the Bank’s 2008 Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 10, 2009 (the 2008 Annual Report). The following individuals were declared elected as member directors:

Steven A. Closson, president and chief executive officer of Androscoggin Savings Bank, an incumbent director currently serving on the Board’s executive, governance/government relations, and personnel committees, re-elected to fill a member directorship designated for the State of Maine for a two-year term ending December 31, 2011;

Mark E. Macomber, president and chief executive officer of Litchfield Bankcorp, an incumbent director currently serving on the Board’s executive, finance, and personnel committees, re-elected to fill a member directorship designated for the State of Connecticut for a four-year term ending December 31, 2013;

Jan A. Miller, president and chief executive officer of Wainwright Bank & Trust Company, an incumbent director currently serving as chair of the Bank’s Board and ex-officio of each of the Board’s committees, re-elected to fill a member directorship designated for the Commonwealth of Massachusetts for a four-year term ending December 31, 2013; and

Gerald T. Mulligan, president and chief executive officer of River Bank, elected to fill a member directorship designated for the Commonwealth of Massachusetts for a two-year term ending December 31, 2011.

The following individuals were declared elected as independent directors:

John H. Goldsmith, partner of Roseview Securities LLC, an incumbent director currently serving on the Board’s executive, finance, and risk committees, re-elected to fill an independent directorship for a two-year term ending December 31, 2011; and

Cornelius K. Hurley, director of the Morin Center for Banking and Financial Law, an incumbent director currently serving on the Board’s finance and risk committees, re-elected to fill an independent directorship for a four-year term ending December 31, 2013.

The Board has not yet determined on which committees these directors will serve beginning in 2010.

These elections took place in accordance with the rules governing the election of Federal Home Loan Bank directors specified in the Federal Home Loan Bank Act of 1932 (the Act) and the related regulations of the Federal Housing Finance Agency (the Finance Agency). For a description of the Bank’s director election process, see Item 10—Directors, Executive Officers, and Corporate Governance of the Bank’s 2008 Annual Report.

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The Bank is a cooperative and conducts business primarily with its members, who are required to own capital stock in the Bank as a prerequisite to transacting certain business with the Bank. Subject to the Act and Finance Agency regulations, the Bank also issues consolidated obligations through the Office of Finance, maintains a portfolio of short-term and long-term investments, enters into derivative transactions, and provides certain cash management and other services; in each case, with members, housing associates, or other third parties of which directors may serve as officers or directors. All such transactions are made in the ordinary course of the Bank’s business and are subject to the same Bank policies as transactions with the Bank’s members, housing associates, and third parties generally. For further information, see Item 13—Certain Relationships and Related Transactions, and Director Independence of the Bank’s 2008 Annual Report. Pursuant to Finance Agency regulation, the Bank’s member directors, including the member directors elected in these elections, serve as officers or directors of a member of the Bank.

The Bank expects to compensate the elected directors in accordance with the Bank’s Director Compensation Policy. They also will be entitled to participate in the Bank’s nonqualified, unfunded deferred compensation plan, under which each Bank director has the opportunity to defer all or a portion of the amount of compensation. The form and amount of any compensation to all directors is subject to approval by the Board and subject to the Act and Finance Agency regulations.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of Boston

Date: November 25, 2009	By:	/s/Frank Nitkiewicz

Frank Nitkiewicz Executive Vice President and Chief Financial Officer

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